Exhibit 10.1

ADAPTHEALTH CORP.

May 8, 2023

Stephen P. Griggs

via electronic delivery

Re: Transition Agreement

Dear Steve,

Reference is made to that certain Employment Agreement by and between you and AdaptHealth Corp. (the “Company”), dated as of February 1, 2021 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

This letter is intended to set forth our mutual agreement with respect to the termination of your employment with the Company. By signing below, you hereby resign from all positions that you hold with the Company Group (including as an executive officer and a director), effective as of the earlier of (i) 11:59pm E.D.T. on June 30, 2023, and (ii) the date on which your employment is terminated on account of your death or Disability in accordance with the terms of the Employment Agreement (the earlier of (i) and (ii) being the “Separation Date” and the period commencing on the date hereof and ending on the Separation Date being, the “Transition Period”). Further, it is agreed that you will not stand for reelection as a member of the Board at the annual meeting currently scheduled for June 21, 2023.

At all times during the Transition Period, you will continue to devote your full business time (unless otherwise requested by the Chairman of the Board), attention, skill and best efforts and will not engage in any other business or occupation (consistent with the terms of the Employment Agreement). You will to continue to serve as the Company’s Chief Executive Officer during the portion of the Transition Period prior to the date on which a new chief executive officer (your “Successor”) commences serving in such role (the “CEO Transition Date”). During the portion of the Transition Period, if any, following the CEO Transition Date, you will serve as an advisor to the Board and the Company’s senior management team and your primary responsibility will be to ensure a smooth transition of your duties and responsibilities to your Successor and to assist the Company Group and its counsel in connection with any investigation, administrative proceeding or litigation related to any matter in which you were involved or have knowledge. Further, at all times during the Transition Period, you will use your best efforts to maintain and solidify the Company Group’s relationships with its vendors and clients and to effectively transition such relationships to your Successor (once identified) or such other employees of the Company Group designated by the Chairman of the Board or your Successor. You agree that neither the appointment of your Successor nor your transition to an advisor or any changes to your duties, responsibilities or authority resulting therefrom will give rise to Good Reason for purposes of the Employment Agreement or otherwise.

During the Transition Period, you will continue to be paid your Base Salary (at a rate of $625,000 per annum) in accordance with the Employment Agreement, continue to vest in any outstanding equity awards in accordance with their respective terms and continue to participate in the Company Group benefit plan in which you participate as of the date hereof (subject to the terms of such plans). Further, subject to your continuous employment through, and provided that Cause does not exist as of, the Separation Date, the Company has agreed to treat your resignation as a resignation for Good Reason for purposes of the Employment Agreement and, in connection with such resignation, you will be entitled to the following payments and benefits (collectively, the “Separation Benefits”):

(i)	the Severance Benefits;

(ii)	a pro rata percentage of the portion of the Annual Bonus in respect of the 2023 fiscal year that is based on the Compensation Committee’s assessment of your individual performance, which shall be in an amount equal to the product of (x) $156,250 (which, for the avoidance of doubt, is 25% of your target Annual Bonus), (y) your individual performance percentage as determined by the Compensation Committee on or prior to the payment date, and (z) a fraction (the “Pro Rata Percentage”), the numerator of which is the number of days during the 2023 calendar year from January 1, 2023 through and including the Separation Date, and the denominator of which is 365, such amount to be payable on or prior to August 15, 2023;

(iii)	a pro rata percentage of the portion of the Annual Bonus in respect of the 2023 fiscal year that is based on the level of achievement of the adjusted EBITDA and free cash flow goals previously established by the Compensation Committee for the Company’s 2023 fiscal year (the “2023 Goals”), which shall be in an amount equal to the product of (x) $468,750 (which, for the avoidance of doubt, is 75% of your target Annual Bonus), (y) the payout percentage determined by the Compensation Committee with respect to the achievement of the 2023 Goals (which percentage shall be the same payout percentage as is generally applied in the determination of 2023 annual bonuses for the Company’s other senior executives), and (z) the Pro Rata Percentage, such amount to be payable at such time annual bonuses are generally paid to other senior executives of the Company, but in no event later than March 15, 2024;

(iv)	full vesting of any outstanding equity awards subject exclusively to time-based vesting criteria as of the Separation Date; and

(v)	continued eligibility to vest in any outstanding equity awards subject to performance-based vesting criteria without regard to any continued employment or service conditions.

Your receipt of the Separation Benefits is subject to your satisfaction of the terms and conditions to your receipt of the Severance Benefits as set forth in the Employment Agreement (including, without limitation, your timely execution (and non-revocation) of a Release of Claims and continued compliance with the covenants set forth in the Restrictive Covenant Agreement). In the event that any portion of the Separation Benefits would be payable prior to the effective date of the Release of Claims, such amounts will not be paid until the first regularly scheduled payroll date of the Company following the effective date of the Release of Claims. For the avoidance of doubt, in the event that your employment is terminated by the Company with Cause or you resign without Good Reason, in either case, prior to the Separation Date, you shall not be eligible for the payments or benefits described above.

The Company shall, promptly following your submission of an invoice from your attorney, reimburse you for your actual attorneys’ fees associated with the review and analysis of the Employment Agreement, your existing equity awards, the negotiation and drafting of this letter and related advise to you, up to a maximum of $25,000.

The Company agrees to instruct its officers and directors not to make any disparaging or defamatory comments regarding you from and after the date hereof, provided that you comply with your obligations pursuant to the Restrictive Covenant Agreement. However, nothing in this paragraph will apply to disclosures required by applicable law, regulation or order of a court or governmental agency. Further, nothing in this paragraph will prohibit any director or officer from speaking truthfully with law enforcement or the Company’s or his or her counsel.

The Company shall use commercially reasonable efforts to remove you from state and federal registrations in a timely manner following the Separation Date, and you agree to cooperate with the Company in connection with such efforts including, but not limited to, by supplying any information that may be required and executing all necessary documents in a timely manner.

All payments to you hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign law and regulations.

This letter constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions. This letter (and your right to any payments hereunder) is non-transferable and may not be assigned, pledged or encumbered in any way by you. By signing below, you acknowledge and agree that both the Employment Agreement and the Restrictive Covenant Agreement remain in full force and effect in accordance with their respective terms except as explicitly modified by this letter.

This letter may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile or “.pdf”, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

This letter shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the choice of law principles thereof.

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Please confirm that the foregoing accurately reflects our mutual agreement by signing below and returning a fully executed copy to me on or before May 8, 2023.

Sincerely,

ADAPTHEALTH CORP.

	By:	/s/ Christopher Joyce
Name: Christopher Joyce
Title: General Counsel

Acknowledged and agreed as of this 8th day of May, 2023 by:

/s/ Stephen P. Griggs
Stephen P. Griggs

[Signature page to S. Griggs Transition Agreement]